4C-112 DC CS

13444740002

AMENDENT OF ARTICLES OF INCORPORATION
OF
BDC, CAPITAL INC.

The Undersigned, Chief Executive Officer, President and Chief Financial Officer of BDC, Capital Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following Articles of Amendment have been duly adopted by the Corporation's Board of Directors, pursuant to the provisions of the Minnesota Business Corporation Act:

1. The name of the Corporation is: BDC Capital, Inc.

2. Article VI of the Corporation's Articles of Incorporation is amended to read in its entirety as follows:

   The aggregate number of common shares that this corporation has the authority to issue is Twenty Million and Two Hundred Thousand (20,200,000) with a par value of One Cent ($0.01) per share. ✓

3. This amendment is a result of the Corporation's 100-for-1 reverse stock split declared by the Corporation's Board of Directors to be effective to the holders of the Corporation's capital stock, par value $.01 pershare, of record as of the close of business on April 13, 2005.

4. This amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series, and will not result in a percentage of authorized shares of any class or series that remains unissued after the combination that exceeds the percentage of authorized shares of that class or series that were unissued before the reverse stock split.

5. This amendment has been adopted pursuant to Chapter 302A of the Minnesota Statutes, also called the Minnesota Business Corporation Act.

6. This amendment shall be effective April 14, 2005.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 14th day of April 2004.

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED

MAY 03 2005

[signature]
Secretary of State

BDC Capital, Inc.

[signature]

Richard A. Pomije, Chief Executive Officer
President and Chief Financial Officer